NEWS RELEASE

FOR IMMEDIATE RELEASE
5/13/2015
Contact: Scott Shockey or Bryna Butler, (740) 446-2631, 1-800-468-6682

OVBC ANNOUNCES SPECIAL “COMMUNITY FIRST” DIVIDEND

GALLIPOLIS, Ohio-The Ohio Valley Banc Corp. [Nasdaq:  OVBC] Board of Directors has declared a cash dividend payable on June 10, 2015, in the amount of $0.05 per common share to shareholders of record on May 26, 2015.

Jeffrey E. Smith, chairman of the board, commented, “President Wiseman and I recommend that if your dividend is payable by check or deposit into your account, you consider investing this dividend with a merchant or local business in your community first before spending it somewhere else. This dividend, which totals more than $205 thousand will go a long way if invested in the communities in which our shareholders live and work.”

The payment of this special “Community First” dividend is based on Ohio Valley Banc Corp.’s stable financial performance for the year ended December 31, 2014.  Business was reviewed today at the company’s Annual Shareholders Meeting held in Gallipolis, Ohio.

Also at the meeting, Lannes C. “Lanny” Williamson was honored for his years of service to the OVBC Board of Directors. Williamson began his tenure on the Board in September 1997 and made his retirement official at the meeting. On behalf of the Company, an honor guard from the South Gallia High School FFA presented to him an American Flag that flew over the West Virginia Capitol.

Ohio Valley Banc Corp. offers a DRIP (Dividend Reinvestment Plan). Shareholders participating in the DRIP may have their cash dividend automatically reinvested in the Company. More information on the DRIP can be obtained from Ohio Valley Bank’s Shareholder Relations department by emailing investorrelations@ovbc.com or calling 1-800-468-6682.

Ohio Valley Banc Corp. owns the subsidiaries of Ohio Valley Bank and Loan Central. Ohio Valley Bank is a state-chartered, FDIC-insured bank operating 14 offices in Ohio and West Virginia. Loan Central is a finance company with seven offices in Ohio, specializing in tax services.

Shares of Ohio Valley Banc Corp. stock are available on The NASDAQ Global Market under the symbol OVBC. Learn more about Ohio Valley Bank and Ohio Valley Banc Corp. at www.ovbc.com. Learn more about Loan Central at www.myloancentral.com.